Exhibit 99.1

BIOLASE ANNOUNCES THIRD QUARTER 2005 RESULTS

SAN CLEMENTE, Calif., November 9 — BIOLASE Technology, Inc. (NASDAQ: BLTI—News), a medical technology company that develops, manufactures and markets lasers and related products focused on technologies for improved applications and procedures in dentistry and medicine, announced today financial results for the three month and nine month periods ended September 30, 2005.

Net revenue for the third quarter ended September 30, 2005 was $11.7 million as compared to net revenue of $12.3 million for the same period of 2004. Net revenue for the nine months ended September 30, 2005 was $43.0 million. This compares to net revenue of $41.6 million for the nine months ended September 30, 2004.

Gross margin during the third quarter of 2005 was 46% as compared to 58% for the same period in 2004. Gross margin was primarily impacted by higher production costs, costs of component design changes associated with quality improvements, and the costs of customer training. Training negatively impacted the gross margin for the third quarter of 2005 by 2%, compared to the impact on gross margin in the third quarter of 2004 of 3%. In addition, as compared to the third quarter of 2004, the Company has increased the costs of its fixed manufacturing infrastructure, including quality control, materials management and other support activities. The Company also increased its reserve for excess and obsolete inventory by approximately $0.3 million during the third quarter of 2005 for unusable raw materials resulting from the aforementioned design changes.

Operating expenses were $10.5 million for the third quarter of 2005 as compared to $9.3 million for the third quarter of 2004.

Sales and marketing expense was $6.1 million or 52% of net revenue for the third quarter of 2005 as compared to $5.7 million or 46% of net revenue for the same period last year. The increase in sales and marketing in the third quarter of 2005 is related to trade show and seminar activities, higher personnel costs and overall infrastructure support costs related to the sales and marketing functions. These increases were partially offset by reductions in advertising and promotions. While some of the Company’s sales and marketing expenses are fixed, most are discretionary expenditures aimed at furthering market penetration and costs to support the education and training of potential customers. Additionally, as a result of the realignment of domestic sales geographies and commission structures earlier this year, the Company has experienced some involuntary and voluntary attrition in the sales organization, which have impacted product sales as new representatives that have recently joined the Company ramp up to a full state of productivity. At the end of the third quarter of 2005, the Company had 35 direct sales staff in North America and seven direct sales staff in Europe.

General and administrative expense was $3.3 million or 28% of net revenue for the third quarter of 2005 as compared to $2.5 million or 21% of net revenue for the same period in 2004. Increases in general and administrative expense in the third quarter of 2005 are related to professional fees totaling approximately $0.4 million associated with the audit of 2004 and the restated financial statements, and costs of approximately $0.1 million related to compliance with the Sarbanes-Oxley Act, which included professional fees as well as temporary labor. Additionally, in the third quarter of 2005, the Company’s administrative costs increased approximately $0.6 million over the same period last year due infrastructure expansions to finance, information technology and human resources, both in response to the Company’s growth as well as to meet the ongoing compliance requirements related to the Sarbanes-Oxley Act. These increases were partially offset by a decrease in legal fees of $0.4 million related to the settlement of the lawsuit with Diodem.

Engineering and development expense was $1.2 million or 10% of net revenue for the third quarter of 2005 as compared to $1.0 million or 9% of net revenue for the same period last year. Increases in engineering and development expense are due primarily to higher employee costs, patent fees and overall infrastructure support costs.

Net revenue from the Company’s principal product category, the Waterlase® system, comprised approximately 78% of net revenue for the third quarter of 2005. This compares with Waterlase revenue of 80% for the third quarter of 2004. Approximately 90% of the Waterlase category revenue in the third quarter of 2005 was comprised of the Waterlase MD product.

Net loss was $5.2 million or $0.23 per diluted share for the third quarter ended September 30, 2005 as compared to net loss of $1.1 million or $0.05 per diluted share for the same period of 2004. Net loss for the nine months ended September 30, 2005 was $16.3 million or $0.71 per diluted share. This compares with net income of $0.3 million or $0.01 per diluted share nine months ended September 30, 2004.

Cash flow used in operating activities for the third quarter was $5.6 million as compared with $0.4 million in the same quarter last year. Cash flow used in operating activities for the nine months ended September 30, 2005 was $18.1 million compared to $0.9 million for the same period last year. A portion of the $18.1 million used in operating activities is related to the cash payment of $3.0 million for the litigation settlement of the patent infringement suit with Diodem and the $2.0 million payment for the purchase of the SurgiLight licensing rights.

“We have now sold approximately 4,000 Waterlase systems around the world. We are confident in the continued and long-term adoption of our technology. At this time, we are committed to turning the Company around through diligent focus on cash flow generation and a return to profitability. As part of this endeavor, we are implementing several cost containment measures in an effort to realign the Company’s expenditures with its current revenue profile. Some of these measures include both hard and soft cost savings initiatives, addressing all functional areas of the Company,” commented Robert E. Grant, President and CEO.

Third Quarter 2005 Earnings Release and Conference Call

BIOLASE will host a conference call on Wednesday, November 9 at 5:30 p.m. Eastern Time to discuss its operating results for the recent quarter and to answer questions. In addition, the Company plans to broadcast a presentation as part of its prepared remarks. Please go to BIOLASE’s web site at www.biolase.com 15 minutes prior to the call to download the presentation in preparation for the conference call.

To listen to the conference call live via the Internet, visit BIOLASE’s web site at www.biolase.com. Please go to the web site 15 minutes prior to the call to register, download and install the necessary audio software. A replay will be available on BIOLASE’s web site.

To listen to the conference call live via telephone, please dial (800) 901-5259 from the U.S. or, for international callers, please dial (617) 786-4514, approximately 10 minutes before the start time. Enter pass code number 63575389. A telephone replay will be available for two days by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering pass code number 22101976.

The following tables summarize selected results of operations and balance sheet data for the three and nine months ended September 30, 2005 as indicated below:

BIOLASE TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2005	2004	2005	2004
Net revenue	$11,655,000	$12,310,000	$43,022,000	$41,578,000
Cost of revenue	6,351,000	5,167,000	22,067,000	16,469,000

Gross profit	5,304,000	7,143,000	20,955,000	25,109,000

Other income, net	16,000	16,000	48,000	48,000

Operating expenses:
Sales and marketing	6,058,000	5,713,000	18,467,000	16,713,000
General and administrative	3,252,000	2,545,000	13,230,000	5,772,000
Engineering and development	1,196,000	1,045,000	5,289,000	2,523,000

Total operating expenses	10,506,000	9,303,000	36,986,000	25,008,000

(Loss) income from operations	(5,186,000)	(2,144,000)	(15,983,000)	149,000
Non-operating (loss) income, net	(16,000)	274,000	(135,000)	423,000

(Loss) income before income taxes	(5,202,000)	(1,870,000)	(16,118,000)	572,000
(Provision) benefit for income taxes	(29,000)	745,000	(166,000)	(228,000)

Net (loss) income	$(5,231,000)	$(1,125,000)	$(16,284,000)	$344,000

Net (loss) income per share:
Basic	$(0.23)	$(0.05)	$(0.71)	$0.01

Diluted	$(0.23)	$(0.05)	$(0.71)	$0.01

Shares used in the calculation of net (loss) income per share:
Basic	23,150,000	23,409,000	22,984,000	23,380,000

Diluted	23,150,000	23,409,000	22,984,000	24,475,000

BIOLASE TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

	SEPTEMBER 30, 2005	DECEMBER 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$7,884,000	$6,140,000
Short-term investment, restricted	9,934,000	25,326,000
Accounts receivable, less allowance of $523,000 and $384,000 in 2005 and 2004, respectively	6,277,000	9,635,000
Inventory	10,527,000	8,180,000
Prepaid expenses and other current assets	813,000	1,814,000

Total current assets	35,435,000	51,095,000
Property, plant and equipment, net	3,370,000	3,025,000
Intangible assets, net	1,924,000	1,662,000
Goodwill	2,926,000	2,926,000
Other assets	109,000	38,000

Total assets	$43,764,000	$58,746,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$5,000,000	$—
Accounts payable	6,902,000	7,147,000
Accrued liabilities	7,064,000	8,467,000
Accrued legal settlement	—	3,000,000
Deferred revenue	2,264,000	2,468,000
Current portion of deferred gain	32,000	63,000

Total current liabilities	21,262,000	21,145,000
Deferred gain	—	16,000
Deferred tax liability	222,000	161,000
Accrued legal settlement-net of current portion	—	3,446,000

Total liabilities	21,484,000	24,768,000

Stockholders’ equity
Preferred stock, par value $0.001, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001, 50,000,000 shares authorized, 25,214,000 and 24,482,000 shares issued; 23,250,500 and 22,518,500 outstanding in 2005 and 2004, respectively	25,000	25,000
Additional paid-in capital	106,264,000	101,562,000
Accumulated other comprehensive loss	(341,000)	(225,000)
Accumulated deficit	(67,269,000)	(50,985,000)

	38,679,000	50,377,000
Treasury stock (cost of 1,963,500 shares repurchased)	(16,399,000)	(16,399,000)

Total stockholders’ equity	22,280,000	33,978,000

Total liabilities and stockholders’ equity	$43,764,000	$58,746,000

About BIOLASE

BIOLASE Technology, Inc. (http://www.biolase.com) is a medical technology company that develops, manufactures and markets lasers and related products focused on technologies for improved applications and procedures in dentistry and medicine. The Company’s products incorporate patented and patent pending technologies focused on reducing pain and improving clinical results. The Waterlase® system uses a patented combination of water and laser to precisely cut hard tissue, such as bone and teeth, and soft tissue, such as gums, with minimal or no damage to surrounding tissue. The company also offers the LaserSmile™ system, which uses a laser to perform soft tissue and cosmetic procedures, including tooth whitening.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward-looking statements contained in this press release include statements about management’s expectations and commitments with respect to turning the company around through improved cost containment measures and returning to profitability are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Robert E. Grant, President & CEO, John W. Hohener, Executive Vice President and CFO, Scott Jorgensen, Director of Finance & Investor Relations, of BIOLASE Technology, Inc., +1-949-361-1200.